Exhibit 21.1

Subsidiaries of Antero Midstream Partners LP

Entity	Jurisdiction of Formation
Antero Resources Midstream Operating LLC(1)	Delaware

(1)                                 In connection with the closing of our initial public offering, we will acquire 100% of the membership interest in Antero Resources Midstream Operating LLC.